EXHIBIT 10.5

PERFORMANCE VESTING RESTRICTED STOCK UNIT AGREEMENT
UNDER THE INSULET CORPORATION
THIRD AMENDED AND RESTATED 2007 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:
No. of Restricted Stock Units Granted:
Grant Date:
Pursuant to the Insulet Corporation Third Amended and Restated 2007 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Insulet Corporation (the “Company”) hereby grants an award under Section 8 of the Plan of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company, subject to the restrictions and conditions set forth herein and in the Plan. The Award, and the Restricted Stock Units included therein, are governed by this Performance Vesting Restricted Stock Unit Agreement (this “Agreement”) and the Plan, as further described in Section 6 below.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award. Any consideration due to the Company on the issuance of the Award has been deemed to be satisfied by past services rendered by the Grantee to the Company.

2.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 3 or Section 4 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

3.Vesting of Restricted Stock Units. The entire Award shall be earned by the Grantee and shall vest on the date the Administrator makes a determination that all [Number of Metrics] ([___]) of the performance metrics set forth below have been achieved (the “Determination Date”), provided that the Grantee continues to have a Service Relationship with the Company or a Subsidiary on such date. For purposes hereof, “Service Relationship” means any relationship as a full-time employee, part-time employee or director of the Company or any Subsidiary or any successor entity (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Non-Employee Director). The determination of whether each performance metric has been achieved shall be made by the Administrator, in its sole discretion, with reference to such written and/or oral reports as the Administrator may request and receive from the Company’s management, employees and/or contractors regarding the matters addressed by the performance criteria. The Administrator shall make such determination prior to (if applicable) or promptly after December 31, [____], but in no event later than February 15, [____], provided that, at any time prior to such date, the Administrator may at any time make a determination that it is no longer possible for one or more of the performance metrics set forth below to be achieved.

Performance Metric 1	[Description of Performance Metric 1]
Performance Metric 2	[Description of Performance Metric 2]
Performance Metric 3	[Description of Performance Metric 3]

EXHIBIT 10.5

For the avoidance of doubt, (a) in no event will the total number of Restricted Stock Units earned by the Grantee or vesting hereunder exceed 100% of the Award (regardless of whether each of the [Number of Metrics] ([___]) performance metrics set forth above have been achieved), and (b) in the event the Administrator makes a determination, on the Determination Date, that one or more of the performance metrics have not been achieved (or in the event that the Administrator at any time makes a determination that it is no longer possible for one or more of the performance metrics to be achieved), no portion of this Award shall be earned by the Grantee or vest and the entire Award shall automatically and without notice terminate, be forfeited and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Stock Units.
4.Termination of Service Relationship. If the Grantee’s Service Relationship with the Company or a Subsidiary is terminated prior to the vesting or termination of this Award, the following shall occur:

(a)Termination Due to Death or Disability. If the Grantee’s Service Relationship terminates by reason of the Grantee’s death or disability (as determined by the Administrator) prior to December 31, [____], the entire Award shall be deemed earned by the Grantee and shall become fully vested on the date of such termination. If the Grantee’s Service Relationship terminates by reason of the Grantee’s death or disability (as determined by the Administrator) on or after December 31, [____], a determination shall be made as provided in Section 3 as to whether the Grantee has earned the Award, and the entire Award, if so earned, shall become fully vested and nonforfeitable on the Determination Date.

(b)Termination for any Reason Other Than Death or Disability. If the Grantee’s Service Relationship with the Company and its Subsidiaries terminates for any reason other than the Grantee’s death or disability, the entire Award shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Stock Units.

(c)Termination in Connection with a Sale Event. Notwithstanding Section 4(b) above, if the Grantee’s Service Relationship with the Company or its Subsidiaries is terminated by the Company without Cause or by the Grantee for Good Reason, in either case within 24 months after a Sale Event (such event, a “Qualifying Termination”), the Award shall vest as follows: (i) if the Qualifying Termination occurs prior to December 31, [____], the entire Award shall be deemed earned by the Grantee and shall become fully vested and nonforfeitable as of the date of the Qualifying Termination and (ii) if the Qualifying Termination occurs on or after December 31, [____], a determination shall be made as provided in Section 3 as to whether the Grantee has earned the Award, and the entire Award, if so earned, shall become fully vested and nonforfeitable on the Determination Date.

For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) conduct by the Grantee constituting a material act of willful misconduct in connection with the performance of Grantee’s duties to the Company or any of its Subsidiaries, including, without limitation, misappropriation of funds or property of the Company or any of its Subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or (ii) the commission by the Grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Grantee that would reasonably be expected to result in material injury to the Company or any of its Subsidiaries and affiliates if the Grantee were retained in the Grantee’s position; or (iii) willful and deliberate material non-performance by the Grantee

EXHIBIT 10.5

of the Grantee’s duties to the Company (other than by reason of the Grantee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; or (iv) a breach by the Grantee of any of the provisions contained in any agreements between the Grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; or (v) a material violation by the Grantee of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure by the Grantee to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction by the Grantee of, or the willful failure by the Grantee to preserve, documents or other materials known by the Grantee to be relevant to such investigation, or the willful inducement of others by the Grantee to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii) and (vi) of the foregoing sentence, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s act or failure to act, was in the best interest of the Company and its Subsidiaries and affiliates.

For purposes of this Agreement, “Good Reason” shall mean that the Grantee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following circumstances: (i) a material diminution in the Grantee’s responsibilities, authority or duties; or (ii) a material reduction in the Grantee’s then current base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees; or (iii) the relocation of the Company offices at which the Grantee is principally employed to a location more than 30 miles from such offices. For purposes of clause (i) of the foregoing sentence, a change in a reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty. For purposes of this Agreement, “Good Reason Process” shall mean: (A) the Grantee reasonably determines in good faith that a circumstance described in clause (i), (ii) or (iii) of the definition of “Good Reason” has occurred; (B) the Grantee notifies the Company in writing of the occurrence of such circumstance within 30 days of the occurrence of such circumstance; (C) the Grantee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy such circumstance; (D) notwithstanding such efforts, such circumstance continues to exist following the Cure Period; and (E) the Grantee terminates his Service Relationship within 30 days after the end of the Cure Period. If, during the Cure Period, the Company cures the circumstance that gives rise to the Good Reason Process, Good Reason shall be deemed not to have occurred.
5.Issuance of Shares of Stock. As soon as practicable following the earlier of the Determination Date or the date the Restricted Stock Units become vested in accordance with Section 4(a) or 4(c) (but in no event later than two and one half months after the end of the year in which the earliest of such dates occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units earned by the Grantee that have vested pursuant to Section 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, including voting and dividend rights, and such shares of Stock shall not be restricted by the provisions hereof.

6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

EXHIBIT 10.5

7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in section 409A of the Code.

9.No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Service Relationship of the Grantee at any time.

10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

13.Clawback. The Grantee agrees and acknowledges that the entire Award, whether or not vested or exercised, is subject to the terms and provisions of the Company’s Policy for Recoupment of Incentive Compensation, to the extent applicable.

EXHIBIT 10.5

INSULET CORPORATION

By:    Patrick J. Sullivan
Title:     Chief Executive Officer

______________________________
Grantee Name
Grantee Acceptance Date